SCHEDULE 14A INFORMATION
(Rule 14a – 101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __ )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
QUANTA SERVICES, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement,
if Other Than the Registrant)
Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

QUANTA SERVICES, INC.
1360 Post Oak Boulevard, Suite 2100
Houston, TX 77056
(713) 629-7600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 24, 2006
To our Stockholders:
     The Annual Meeting of Stockholders of Quanta Services, Inc. (Quanta) will be held at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056, on May 24, 2006 at 9:00 a.m. local time.
     At the meeting, you will be asked to consider and act upon the following matters, which are more fully described in the accompanying Proxy Statement:
1.	Election of eleven members of our Board of Directors, ten by the holders of Common Stock and one by the holders of Limited Vote Common Stock;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

3.	Any other matters that properly come before the meeting or any adjournments of the meeting.
     Our stockholders of record at the close of business on March 27, 2006 are entitled to notice of, and to vote at, the annual meeting and any adjournments of the meeting.
By Order of the Board of Directors
/s/ Vincent A. Mercaldi
Vincent A. Mercaldi
Corporate Secretary
Houston, Texas
April 20, 2006
YOUR VOTE IS IMPORTANT
You are cordially invited to attend the annual meeting in person. To assure your representation at the meeting, please vote promptly whether or not you expect to be present at the meeting. You can vote your shares by signing and dating the enclosed proxy card and returning it in the accompanying envelope or, if you hold your shares through a broker, via the Internet or telephone. You will find specific instructions for voting via the Internet or telephone on the proxy card if that option is available for your shares. If you attend the meeting, you may revoke your proxy and vote your shares in person. If you hold your shares through a broker and wish to vote at the meeting, you will need to obtain a proxy from the institution that holds your shares.
If you choose to attend the meeting, you will be asked to present valid picture identification, and if you hold your shares through a broker, you will be asked to present a copy of your brokerage statement showing your stock ownership as of March 27, 2006.

i

Audit Fees	26
PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	27
ADDITIONAL INFORMATION	28
Stockholder Proposals and Nomination of Directors for the 2007 Annual Meeting	28
Proxy Solicitation Costs	28
Other Matters	28

ii

QUANTA SERVICES, INC.
1360 Post Oak Boulevard, Suite 2100
Houston, TX 77056
(713) 629-7600

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 24, 2006

We are distributing this Proxy Statement and the form of proxy beginning on or about April 20, 2006.
ABOUT THE MEETING
What is the purpose of the meeting?
     At the meeting, you and our other stockholders will act upon proposals to elect members of our Board of Directors (the Board) and ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
Who is entitled to vote at the meeting?
     Only holders of record of our Common Stock, par value $.00001, and Limited Vote Common Stock, par value $.00001, at the close of business on March 27, 2006, the record date for the meeting, are entitled to notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.
What are the voting rights of the holders of Common Stock and Limited Vote Common Stock?
     Each share of Common Stock is entitled to one vote on each matter on which it may vote. With respect to the election of directors, holders of Common Stock, voting as a class, will elect ten directors.
     Holders of Limited Vote Common Stock, voting as a class, will elect one director. Each share of Limited Vote Common Stock is entitled to one-tenth of one vote on each other matter on which it may vote.
     On all matters other than the election of directors, holders of Common Stock and Limited Vote Common Stock will vote together.
Who can attend the meeting?
     All stockholders of record as of March 27, 2006, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. and seating will begin at 8:30 a.m. Each stockholder will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.
     Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.
How do I vote?
     You may vote your shares in any of the following manners:
1.	by signing and dating the enclosed proxy card and returning it in the accompanying envelope;

2.	if you hold your shares through a broker, by going to the website www.proxyvote.com, with your proxy card in hand, and following the simple instructions (not available to holders of Limited Vote Common Stock);

3.	if you hold your shares through a broker, by telephone following the instructions included with your proxy card (not available to holders of Limited Vote Common Stock); or

4.	by written ballot at the meeting.
     If you are a stockholder of record and you attend the meeting, you may deliver your completed proxy card in person. If you hold your shares in “street name” and you wish to vote at the meeting, you will need to obtain a proxy from the broker or nominee that holds your shares.
     Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.
What is the difference between holding shares as a stockholder of record and in “street name”?
     Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. This is often called holding shares in “street name.” As summarized below, there are some distinctions between record stockholders and “street name” holders.
     If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record for those shares, and these proxy materials are being sent directly to you.
     If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares and you hold your shares in “street name.” These proxy materials are being forwarded to you by your broker or nominee which is considered the stockholder of record for those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the annual meeting. However, because you are not a stockholder of record, you may not vote these shares in person at the annual meeting unless you bring with you a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use in directing the vote of your shares.
Can I change my vote after I return my proxy card?
     Yes. You may change your vote at any time before the proxy is exercised, even after you have submitted your proxy card, by filing with our Corporate Secretary either a written notice of revocation or a duly executed proxy card bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and vote your shares in person by completing a written ballot. Attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares in “street name” and you wish to change your vote at the meeting, you will need to obtain a proxy from the broker or nominee that holds your shares.
What constitutes a quorum?
     With respect to the election of directors, a majority of the outstanding shares of each of the Common Stock and Limited Vote Common Stock entitled to vote must be present, either in person or represented by proxy, to constitute a quorum.
     For all other matters, a majority of the outstanding shares entitled to vote of the Common Stock and Limited Vote Common Stock in the aggregate must be present, either in person or represented by proxy, to constitute a quorum. As of March 27, 2006, 117,489,256 shares of Common Stock and 999,281 shares of Limited Vote Common Stock were outstanding and entitled to vote. Properly executed proxies received, but marked as abstentions and broker non-votes, will be counted for purposes of establishing a quorum at the meeting.
What vote is required to approve each item to be voted on at the meeting?
     Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote. Accordingly, the ten nominees who receive the highest number of properly executed “FOR” votes from the holders of Common Stock, and the one nominee who receives the highest number of properly executed “FOR” votes from the holders of Limited Vote Common Stock, will be elected as directors.

     The affirmative vote of the majority of the shares of Common Stock and Limited Vote Common Stock in the aggregate voted at the meeting in person or by proxy is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
     Under Delaware law, any other matter properly coming before the meeting will be decided by the vote of the holders of a majority of the shares entitled to vote on that matter, with all classes of stock voting together.
     A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted. Accordingly, an abstention will have no effect on the election of directors but will have the effect of a negative vote on any other matter properly coming before the meeting. A properly executed proxy marked as a broker non-vote will not be counted as a vote for or against any matter properly coming before the meeting.
What are broker non-votes?
     Broker non-votes occur when you hold your shares through a broker, and your broker does not vote your shares on a particular matter because (i) the New York Stock Exchange (NYSE) does not deem the matter “routine” and (ii) your broker has not received voting instructions from you. On routine matters, such as the election of directors and the ratification of the appointment of our independent registered public accounting firm, your broker can vote your shares without instructions from you.
What are the Board’s recommendations?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board recommends a vote “FOR” each of the proposed directors and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
What if I receive more than one proxy card?
     If you hold your shares in more than one type of account or your shares are registered differently, you may receive more than one proxy card. We encourage you to vote each proxy card that you receive.
Where can I find the voting results of the meeting?
     We plan to announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the three months ending June 30, 2006.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
     The following table sets forth information, as of March 31, 2006, unless otherwise indicated, with respect to each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock or Limited Vote Common Stock.

		Amount
		of Shares
Name and Address		Beneficially
of Beneficial Owner	Title of Class	Owned		Percent of Class
Dimensional Fund Advisors Inc.	Common Stock	8,930,994	(1)	7.60%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

FMR Corp.	Common Stock	7,589,800	(2)	6.46%
82 Devonshire Street
Boston, Massachusetts 02109

Columbia Wanger Asset Management, L.P.	Common Stock	6,922,000	(3)	5.89%
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606

Jeffrey L. Gendell	Common Stock	6,611,100	(4)	5.63%
55 Railroad Avenue, 3rd Floor
Greenwich, Connecticut 06830

U.S. Trust Corporation	Common Stock	6,177,756	(5)	5.26%
114 West 47th Street, 25th Floor
New York, New York 10036

Alliance Capital Management L.P.	Common Stock	6,078,461	(6)	5.17%
1290 Avenue of Americas
New York, New York 10104

American Century Companies, Inc.	Common Stock	5,945,199	(7)	5.06%
4500 Main Street, 9th Floor
Kansas City, Missouri 64111

Vincent D. Foster	Limited Vote Common Stock	191,698		19.18%
1300 Post Oak Blvd., Suite 800
Houston, Texas 77056

William G. Parkhouse	Limited Vote Common Stock	165,632	(9)	16.58%
203 Canyon Rim Drive
Austin, Texas 78746

Parkhouse Family Irrevocable Trust	Limited Vote Common Stock	139,176		13.93%
c/o Alice Parkhouse
203 Canyon Rim Drive
Austin, Texas 78746

		Amount
		of Shares
Name and Address		Beneficially
of Beneficial Owner	Title of Class	Owned	Percent of Class
James C. Thomas	Limited Vote Common Stock	119,465	11.96%
4040 San Felipe, Suite 155
Houston, Texas 77027

James H. & Constance Haddox	Limited Vote Common Stock	70,000	7.01%
9141 Briar Forest
Houston, Texas 77024

Steven P. Colmar	Limited Vote Common Stock	59,904	5.99%
Colmar Industries
603 W. 13th, Suite 1A-247
Austin, Texas 78701

(1)	Based on Amendment No. 1 to Schedule 13G filed on February 6, 2006, by Dimensional Fund Advisors Inc. Dimensional Fund Advisors Inc. (Dimensional), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Dimensional Funds,” and all shares of Common Stock of Quanta listed above are owned by the Dimensional Funds. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares held by the Dimensional Funds. Dimensional disclaims beneficial ownership of these shares.

(2)	Based on Schedule 13G filed on February 14, 2006, by FMR Corp., Edward C. Johnson 3d and Fidelity Management & Research Company. FMR Corp. reported that (a) it has sole dispositive power over all such shares; (b) it has no voting power; (c) Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of all such shares of Quanta as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (Funds); (d) the family of Edward C. Johnson 3d, including Mr. Johnson, the Chairman of FMR Corp., may be deemed to form a controlling group with respect to FMR Corp.; (e) Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of all such shares owned by the Funds; and (f) neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote all of such shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(3)	Based on Schedule 13G filed on February 14, 2006, by Columbia Wanger Asset Management, L.P., which has sole voting and dispositive power over all such shares.

(4)	Based on Amendment No. 1 to Schedule 13G filed on February 14, 2006, by Jeffrey L. Gendell, Tontine Management, L.L.C. (TM), Tontine Partners, L.P. (TP), Tontine Capital Management, L.L.C. (TCM), Tontine Capital Partners, L.P. (TCP) and Tontine Overseas Associates, L.L.C. (TOA), which together have shared voting and dispositive power over all such shares. TCP and TCM have shared power to vote and to dispose of 4,082,331 of such shares. TP and TM have shared power to vote and to dispose of 1,274,024 of such shares. TOA has shared power to vote and dispose of 1,254,745 of such shares. Jeffrey L. Gendell has shared power to vote and to dispose of 6,611,100 of such shares. TM, the general partner of TP, has the power to direct the affairs of TP, including decisions respecting the disposition of the proceeds from the sale of such shares. TCM, the general partner of TCP, has the power to direct the affairs of TCP, including decisions respecting the disposition of the proceeds from the sale of such shares. Mr. Gendell is the managing member of TM, TCM and TOA, and in that capacity directs their operations. Each of the clients of TOA has the power to direct the receipt of dividends from or the proceeds of sale of such shares.

(5)	Based on Schedule 13G filed on February 14, 2006, by U.S. Trust Corporation, United States Trust Company of New York, and U.S. Trust Company, N.A. U.S. Trust Corporation has sole voting power over 3,209,261 of such shares and sole dispositive power over 5,198,155 of such shares. U.S. Trust Corporation, United States Trust Company of New York, a wholly owned direct subsidiary of U.S. Trust Corporation and U.S. Trust Company, N.A., a wholly owned direct subsidiary of U.S. Trust Corporation, have shared voting power over 61,800 of such shares and shared dispositive power over 961,861 of such shares.

(6)	Based on Schedule 13G filed on February 14, 2006, by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle (collectively, AXA Mutuelles), AXA and AXA Financial, Inc. AXA Mutuelles, AXA, and AXA Financial, Inc. have sole voting power over 5,291,801 of such shares, shared voting power over 47,200 of such shares and sole dispositive power over 6,078,461 of such shares. AXA Mutuelles and AXA expressly declare that the filing of Schedule 13G shall not be construed as an admission that they are the beneficial owners of any of such shares. Alliance Capital Management L.P., a majority owned subsidiary of AXA Financial, Inc. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to have sole voting power over 5,291,801 of such shares, shared voting power over 47,200 of such shares and sole dispositive power over 6,078,461 of such shares.

(7)	Based on Schedule 13G filed on February 14, 2006, by American Century Companies, Inc. (ACC) and American Century Investment Management, Inc. (ACIM), which have sole dispositive power over all such shares and sole voting power as to 5,304,141 of such shares. ACC is the beneficial owner of all such shares. ACIM is a wholly owned subsidiary of ACC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(8)	Includes 31,500 shares of Common Stock that may be acquired by Mr. Foster within 60 days of March 31, 2006, through the exercise of stock options and 13,500 shares of Common Stock over which Messrs. Colson and Foster share voting and dispositive power.

(9)	Does not include 139,176 shares of Limited Vote Common Stock held in trust for members of Mr. Parkhouse’s family, of which he disclaims beneficial ownership.

Security Ownership of Management
     The following table sets forth, as of March 31, 2006, the number of shares of Common Stock and Limited Vote Common Stock beneficially owned by (i) each of our directors and director nominees, (ii) each of our executive officers named in the Summary Compensation Table and (iii) all of our directors and executive officers as a group.

	Shares of Limited Vote			Shares of
	Common Stock Beneficially			Common Stock
	Owned			Beneficially Owned
			Percent			Percent
			of			of
Name	Number		Class	Number		Class
John R. Colson	—		—	2,428,711	(1)	2.07%
John R. Wilson	—		—	732,493		*
Gary A. Tucci	—		—	584,382	(2)	*
James H. Haddox	70,000	(3)	7.01%	293,920	(4)	*
Vincent D. Foster	191,698		19.18%	166,527	(5)	*
Derrick A. Jensen	37,500		3.75%	118,091	(6)	*
Kenneth W. Trawick	—		—	115,561		*
James R. Ball	29,625		2.96%	78,071	(7)	*
Louis C. Golm	—		—	59,299	(8)	*
Bernard Fried	—		—	31,872		*
Bruce Ranck	—		—	23,260		*
Worthing F. Jackman	—		—	13,260		*
Pat Wood, III	—		—	400		*
Ralph R. DiSibio	—		—	—		—
All directors and executive officers as a group (17 persons)	328,823		32.91%	4,751,963	(9)	4.04%

*	Percentage of shares does not exceed 1%.

(1)	Includes 13,500 shares over which Messrs. Colson and Foster share voting and dispositive power.

(2)	Includes 75,000 shares of Common Stock held by Mr. Tucci that may be acquired within 60 days of March 31, 2006, through the exercise of stock options.

(3)	The 70,000 shares of Limited Vote Common Stock are held by James and Constance Haddox as joint tenants.

(4)	Includes 93,750 shares of Common Stock held by Mr. Haddox that may be acquired within 60 days of March 31, 2006, through the exercise of stock options.

(5)	Includes 31,500 shares of Common Stock held by Mr. Foster that may be acquired within 60 days of March 31, 2006, through the exercise of stock options and 13,500 shares of Common Stock over which Messrs. Colson and Foster share voting and dispositive power.

(6)	Includes 46,875 shares of Common Stock held by Mr. Jensen that may be acquired within 60 days of March 31, 2006, through the exercise of stock options.

(7)	Includes 45,000 shares of Common Stock held by Mr. Ball that may be acquired within 60 days of March 31, 2006, through the exercise of stock options.

(8)	Includes 10,000 shares of Common Stock held by Mr. Golm that may be acquired within 60 days of March 31, 2006, through the exercise of stock options.

(9)	Includes 302,125 shares of Common Stock that may be acquired within 60 days of March 31, 2006, through the exercise of stock options.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
     The current term of office of all of our directors expires at the 2006 annual meeting. The Board of Directors proposes that the following nominees be elected for a new term of one year and until their successors are duly elected and qualified or until their earlier resignation or removal. Each of the nominees has consented to serve if elected. If a nominee becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named below.
     The directors standing for election by each class of shares entitled to vote are:
Nominees for Election by the Holders of Common Stock:

			Director
Name	Age	Position(s) with Quanta	Since
James R. Ball	63	Director	1998
John R. Colson	58	Chief Executive Officer, Chairman of the Board of Directors	1998
Ralph R. DiSibio	64	Director Nominee	—
Bernard Fried	49	Director	2004
Louis C. Golm	64	Director	2002
Worthing F. Jackman	41	Director	2005
Bruce Ranck	57	Director	2005
Gary A. Tucci	49	Chief Executive Officer of Potelco, Inc., Director	1998
John R. Wilson	56	President — Electric Power and Gas Division, Director	1998
Pat Wood, III	43	Director Nominee	—
Nominee for Election by the Holders of Limited Vote Common Stock:

			Director
Name	Age	Position(s) with Quanta	Since
Vincent D. Foster	49	Director	1998
     James R. Ball has been a member of the Board of Directors since 1998 and is a private investor with J. R. Ball Investments, a private investment firm. Mr. Ball serves as a director of Kraton Polymers LLC. Mr. Ball holds a Master of Science in Management degree.
     John R. Colson has been a member of the Board of Directors since 1998 and has served as Chairman of the Board of Directors since 2002. Mr. Colson has served as our Chief Executive Officer since December 1997. He joined PAR Electrical Contractors, Inc. (PAR), an electrical specialty contractor and now a subsidiary of Quanta, in 1971 and served as its President from 1991 until December 1997. He is currently Vice President at Large of the National Electrical Contractors Association (NECA), a director of the Missouri Valley Chapter of NECA, a regent of the Electrical Contracting Foundation and, since May 1999, a director of U. S. Concrete, Inc.
     Ralph R. DiSibio is a director nominee. He has been a senior consultant to Washington Group International, Inc., an integrated engineering, construction and management services provider, since April 2004. He served as President of Energy & Environment Business Unit, an engineering, construction and environmental services operating unit of Washington Group International, Inc., from November 2001 until April 2004, and Executive Vice President – Business Development of Washington Group Power, a power generation engineering, design and construction services operating unit of Washington Group International, Inc., from March 2001 until November 2001. Mr. DiSibio holds a Doctor of Education in Administration degree.
     Vincent D. Foster has been a member of the Board of Directors since 1998. He has served as Senior Managing Director of Main Street Capital Partners, LLC (and its predecessor firms), a venture capital firm, since 1997. Mr. Foster is also a director of U. S. Concrete, Inc., Carriage Services, Inc. and Team Industrial Services, Inc. Mr. Foster holds a J.D. degree and is a Certified Public Accountant.
     Bernard Fried has been a member of the Board of Directors since March 2004. He has served as Chief Executive Officer and President of Siterra Corporation, a software services provider, since May 2005. From November 2003 until May 2005, he served as an independent consultant to the financial and software services industries, including as an advisor to the board of directors of Citadon, Inc., a software services provider. Mr. Fried served as Chief Executive Officer and President of Citadon, Inc. from 2001 until November 2003, Principal Vice President and Program Manager of Bechtel Business Services, a shared services operating unit of Bechtel Group, Inc., an international engineering and construction firm, from 2000 until 2001, and Chief Financial Officer and Managing Director of Bechtel Enterprises, Inc., a financing and development subsidiary of Bechtel Group, Inc., from 1997 until 2000. Mr. Fried holds a Bachelor of Engineering degree and an M.B.A. degree.
     Louis C. Golm has been a member of the Board of Directors since July 2002 and from May 2001 until May 2002. He has been an independent consultant and senior advisor to the telecommunications and information management industries since 1999. Mr. Golm serves as a director of Kirusa Inc. Mr. Golm holds a Master of Science in Management degree and an M.B.A. degree.
     Worthing F. Jackman has been a member of the Board of Directors since May 2005. He has served as Executive Vice President – Chief Financial Officer of Waste Connections, Inc., an integrated solid waste services company, since September 2004 and served as its Vice President – Finance and Investor Relations from April 2003 until August 2004. From 1991 until April 2003, Mr. Jackman held various positions with Deutsche Bank Securities, Inc., an investment banking firm, most recently serving as a Managing Director, Global Industrial and Environmental Services Group. Mr. Jackman holds an M.B.A. degree.
     Bruce Ranck has been a member of the Board of Directors since May 2005. He has served as Chief Executive Officer of Tartan Textile Services, Inc., a healthcare linen services provider, since August 2003. Mr. Ranck also has been a partner with Bayou City Partners, a venture capital firm, since 1999. From 1970 until 1999, he held various positions with Browning-Ferris Industries, Inc., a provider of waste management services, most recently as Chief Executive Officer and President. Mr. Ranck is also a director of Dynamex Inc.
     Gary A. Tucci has been a member of the Board of Directors since 1998. Mr. Tucci joined Potelco, Inc. (Potelco), a gas, telecommunications and power infrastructure services provider and now a subsidiary of Quanta, in 1975 and has served as Chief Executive Officer of Potelco since November 2002 and served as President of Potelco from 1988 until November 2002. He is governor of the Northwest Line Constructors Chapter of NECA, and he is a member of the Joint NECA/International Brotherhood of Electrical Workers Apprenticeship and Training Committee as well as the National Labor Relations Board.
     John R. Wilson has been a member of the Board of Directors since 1998. He has served as our President of the Electric Power and Gas Division since January 2003 and served as a Senior Vice President of Quanta from June 2001 until December 2002, as a Regional Vice President of Quanta from April 1999 until June 2001, and as President of PAR from 1997 until December 2002. Mr. Wilson joined PAR in 1977 and served as an Executive Vice President of PAR from 1991 until 1997.
     Pat Wood, III is a director nominee. He has been an independent energy developer since July 2005. He served as chairman of the Federal Energy Regulatory Commission from June 2001 until July 2005 and as chairman of the Public Utility Commission of Texas from February 1995 until June 2001. Mr. Wood serves as a director of SunPower Corporation. Mr. Wood holds a Bachelor of Science in Civil Engineering degree and a J.D. degree.
We recommend a vote FOR the election of the director nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS
AND COMMITTEES
Director Meetings
     During the year ended December 31, 2005, the Board of Directors held seven meetings. All directors attended at least 75% of the meetings of the Board and the committees of the Board, if any, on which they served during the periods for which they have served as a director. We encourage, but do not require, the members of the Board to attend the annual meeting of stockholders. Last year, six of our directors attended the annual meeting of stockholders.
Board Structure
     As of the date of this Proxy Statement, the Board is composed of nine directors. Pursuant to our bylaws, the Board has voted to increase the size of the Board to eleven members from and after the date of the 2006 annual meeting.
     H. Jarrell Gibbs resigned from the Board for personal reasons on January 30, 2005.
Committees of the Board
     The standing committees of the Board are as follows:

Number of
	Current	Meetings
Committee	Members	During 2005	Duties of the Committee Include:
Audit Committee (1)	James R. Ball* Bernard Fried	Ten	•	Monitoring the quality and integrity of Quanta’s financial statements
	Worthing F. Jackman		•	Appointing and compensating the independent registered public accounting firm
			•	Considering the independence and assessing the qualifications of the independent registered public accounting firm
			•	Reviewing the performance of Quanta’s internal audit function and the independent registered public accounting firm

Compensation Committee (2)	Louis C. Golm* James R. Ball Bruce Ranck	Five	•	Overseeing the administration of Quanta’s incentive compensation plans and the issuance of restricted stock under Quanta’s 2001 Stock Incentive Plan (as amended from time to time)
			•	Reviewing and approving salaries, bonuses, restricted stock awards and other compensation of all executive officers and other management of Quanta and its subsidiaries
			•	Reviewing and approving senior executive officer employment agreements

Governance and Nominating Committee (3)	Louis C. Golm* Bernard Fried	Five	•	Developing and recommending corporate governance principles applicable to the Board and Quanta
	Bruce Ranck		•	Establishing qualifications for membership on the Board and its committees
			•	Making recommendations regarding persons to be nominated for election or re-election to the Board and appointment to its committees
			•	Evaluating policies regarding the recruitment of directors
			•	Making recommendations regarding persons to be elected as executive officers by the Board

Number of
	Current	Meetings
Committee	Members	During 2005	Duties of the Committee Include:
Acquisitions Committee	John R. Colson Vincent D. Foster*	None	•	Reviewing and monitoring the strategic direction of Quanta’s acquisition program
	Gary A. Tucci		•	Approving acquisitions of companies within certain financial parameters

Small Acquisitions Committee	John R. Colson* Vincent D. Foster	None	•	Approving acquisitions of companies within certain financial parameters

*	Chairman

(1)	H. Jarrell Gibbs served on the Audit Committee during 2005, and he resigned from this committee on January 30, 2005. Mr. Jackman began his service on the Audit Committee on May 24, 2005, replacing Louis C. Golm, who served on the Audit Committee from January 1, 2005 until May 24, 2005.

(2)	Mr. Gibbs served on the Compensation Committee during 2005, and he resigned from this committee on January 30, 2005. Mr. Ranck began his service on the Compensation Committee on May 24, 2005, replacing Bernard Fried, who served on the Compensation Committee from February 8, 2005 until May 24, 2005.

(3)	Mr. Ranck began his service on the Governance and Nominating Committee on May 24, 2005, replacing James R. Ball, who served on the Governance and Nominating Committee from January 1, 2005 until May 24, 2005.

CORPORATE GOVERNANCE
     We are committed to having sound corporate governance practices that maximize shareholder value in a manner consistent with legal requirements and the highest standard of integrity. In that regard, the Board has adopted guidelines that provide a framework for the governance of Quanta. In addition, we continually review these guidelines and regularly monitor developments in the area of corporate governance. Our Corporate Governance Guidelines are posted on our website at www.quantaservices.com under the heading “Corporate Governance,” and a printed copy may be obtained without charge upon written request to Corporate Secretary, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056.
Board Independence
     The Board has determined that each of the director nominees standing for election, except the three director nominees who are Quanta employees and Mr. Foster, has no material relationship with Quanta (either directly or as a partner, shareholder or officer of an organization that has a relationship with Quanta) and is “independent” within the meaning of the NYSE’s corporate governance listing standards. The Board has made this determination based on its finding that the independent director nominees meet the categorical standards for director independence set forth in our Corporate Governance Guidelines as currently in effect, which are more stringent than the NYSE director independence standards. A copy of our categorical standards for director independence is attached as Appendix A to this Proxy Statement.
Audit Committee
     The Board has examined the composition of the Audit Committee in light of the Securities and Exchange Commission (SEC) regulations, NYSE rules governing audit committees and our Corporate Governance Guidelines. Based upon this examination, the Board confirmed that each of the members of the Audit Committee is “independent” within the meaning of SEC regulations, the NYSE’s corporate governance listing standards and our Corporate Governance Guidelines. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act). The Audit Committee operates under a formal charter adopted by the Board that governs its duties and conduct. The Audit Committee Charter is posted on our website at www.quantaservices.com under the heading “Corporate Governance,” and a printed copy may be obtained without charge upon written request to Corporate Secretary, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056. The membership and number of meetings held during the last fiscal year and the primary responsibilities of the Audit Committee are described in “Committees of the Board” above. The Board has determined that Messrs. Fried and Jackman are “audit committee financial experts” within the meaning of SEC regulations.
Compensation Committee
     The Board has determined that each of the members of the Compensation Committee is “independent” within the meaning of the NYSE’s corporate governance listing standards and our Corporate Governance Guidelines. The Compensation Committee operates under a formal charter adopted by the Board that governs its duties and standards of performance. The Compensation Committee Charter is posted on our website at www.quantaservices.com under the heading “Corporate Governance,” and a printed copy may be obtained without charge upon written request to Corporate Secretary, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056. The membership and number of meetings held during the last fiscal year and the primary responsibilities of the Compensation Committee are described in “Committees of the Board” above.
Governance and Nominating Committee
     The Board has determined that each of the members of the Governance and Nominating Committee is “independent” within the meaning of the NYSE’s corporate governance listing standards and our Corporate Governance Guidelines. The Governance and Nominating Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. The Governance and Nominating Committee Charter is posted on our website at www.quantaservices.com under the heading “Corporate Governance,” and a printed copy may be obtained without charge upon written request to Corporate Secretary, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056. The membership and number of meetings held during the last fiscal year and the primary responsibilities of the Governance and Nominating Committee are described in “Committees of the Board” above.

Code of Ethics and Business Conduct
     The Board has adopted a Code of Ethics and Business Conduct that applies to all directors, officers and employees of Quanta and its subsidiaries, including the principal executive officer, principal financial officer and principal accounting officer or controller. The Code of Ethics and Business Conduct is posted on our website at www.quantaservices.com under the heading “Corporate Governance,” and a printed copy may be obtained without charge upon written request to Corporate Secretary, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056. We intend to post at the above location on our website any amendments or waivers to the Code of Ethics and Business Conduct that are required to be disclosed pursuant to Item 5.05 of Form 8-K.
Executive Sessions of Non-Management Directors
     In accordance with the NYSE corporate governance listing standards, our non-management directors meet in executive session without management following each regularly scheduled Board meeting. In addition, our “independent” directors meet in executive session at least once each year without the directors who are not “independent.” These sessions are presided over by a Presiding Director who is selected on a rotating basis by the participants at each session.
Communications with the Board
     Stockholders and other interested parties may communicate with one or more of our directors including any Presiding Director or our non-management directors as a group, a committee or the full Board by writing to Corporate Secretary, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056. All communications will be reviewed by the Corporate Secretary and forwarded to one or more of our directors, as appropriate.
Director Qualifications
     Our Corporate Governance Guidelines contain Board membership qualifications that the Governance and Nominating Committee considers in selecting nominees for our Board. Pursuant to these qualifications, members of the Board should possess the highest standards of personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment, the willingness to speak their mind and the ability to challenge and stimulate management in a constructive manner. In addition, Board members should have experience at the policy-making level in business, government, education or technology, and in areas that are relevant to our business. Further, they should have demonstrated leadership skills in the organizations with which they are or have been affiliated. Members of the Board must also be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time.
Identifying and Evaluating Nominees for Director
     The Governance and Nominating Committee regularly evaluates the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance and Nominating Committee will consider candidates for Board membership suggested by incumbent directors, management, third-party search firms and others. The Governance and Nominating Committee will also consider director nominations by stockholders that are made in compliance with the notice provisions and procedures set forth in our bylaws. For a discussion of these requirements, see “Additional Information - Stockholder Proposals and Nomination of Directors for the 2007 Annual Meeting” below. All applications, recommendations or proposed nominations for Board membership received by Quanta will be referred to the Governance and Nominating Committee. The manner in which the Governance and Nominating Committee evaluates the qualifications of a nominee for director does not differ if the nominee is recommended by a stockholder.
     Messrs. DiSibio and Wood are the only nominees for election to the Board at the 2006 annual meeting who have not been previously elected to the Board. We hired a third-party search firm to help identify and facilitate the screening and interview process of potential director nominees and this search firm identified and recommended Messrs. DiSibio and Wood. The search firm screened candidates, conducted reference checks, prepared a biography of each candidate for the Governance and Nominating Committee to review and helped coordinate interviews.

     Once the Governance and Nominating Committee has identified a potential director nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the committee with the recommendation of the candidate, as well as the committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The committee also may engage a third party to conduct a background check of the candidate. If the committee determines that additional consideration is warranted, the committee then will evaluate the extent to which the candidate meets the Board membership qualifications described in “Director Qualifications” above.
     In addition, the Governance and Nominating Committee considers other relevant factors it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for a certain Board committee expertise, and the nature and extent of a candidate’s activities unrelated to Quanta, including service as a director on the boards of other public companies. In connection with this evaluation, the committee determines whether to interview the candidate, and, if warranted, the committee interviews the candidate in person or by telephone. The committee may also ask the candidate to meet with members of Quanta management. After completing this evaluation, if the committee believes the candidate would be a valuable addition to the Board, it will recommend to the Board the candidate’s nomination for appointment or election as a director.
Director Compensation
     The Governance and Nominating Committee has the responsibility of recommending to the Board compensation and benefits for non-employee directors. The committee is guided by certain director compensation principles set forth in our Corporate Governance Guidelines. Directors who also are employees of Quanta or any of its subsidiaries do not receive additional compensation for serving as directors. Pursuant to our director compensation policy, each non-employee director receives a fee for attendance at each meeting of the Board or any committee according to the following schedule: $2,000 for attendance at a board meeting in person; $1,000 for attendance at a board meeting by telephone; $1,000 for attendance at a committee meeting in person; $500 for attendance at a committee meeting by telephone; and $500 additional compensation for attendance at a committee meeting by the committee chairman. Upon initial election to the Board at an annual meeting of stockholders, each such initially elected non-employee director receives an annual cash retainer payment of $30,000 and an annual award of shares of restricted stock having a value of $120,000. Upon initial appointment to the Board other than at an annual meeting of stockholders, for the period from the appointment through the end of the director service year during which the appointment is made, each such initially appointed non-employee director receives a pro rata portion of both (i) an annual cash retainer payment of $30,000 and (ii) an annual award of shares of restricted stock having a value of $60,000. At every annual meeting of stockholders at which a non-employee director is re-elected or remains a director, each such re-elected or remaining non-employee director receives an annual cash retainer payment of $30,000 and an annual award of shares of restricted stock having a value of $60,000. In addition, at every annual meeting of the Board, the chairman of the Audit Committee receives an annual cash retainer payment of $5,000 and the chairman of the Compensation Committee and of the Governance and Nominating Committee receive an annual cash retainer payment of $3,000. Unless the director’s service is interrupted, shares of restricted stock awarded to non-employee directors vest over three years in three equal annual installments. Any unvested shares of restricted stock will vest in full if the non-employee director is not nominated for or elected to a new term or resigns at our convenience. If the non-employee director voluntarily resigns or is asked to resign, or is removed for cause prior to vesting, all unvested shares of restricted stock will be forfeited. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or the committees thereof, and for other expenses reasonably incurred in their capacity as directors of Quanta. Currently, eight non-employee director nominees are standing for election at this meeting.

EXECUTIVE OFFICERS
     Our current executive officers are as follows:

Name	Age	Position(s) with Quanta
John R. Colson	58	Chief Executive Officer, Chairman of the Board of Directors
James H. Haddox	57	Chief Financial Officer
John R. Wilson	56	President — Electric Power and Gas Division, Director
Kenneth W. Trawick	58	President — Telecommunications and Cable Television Division
Tana L. Pool	46	Vice President and General Counsel
Derrick A. Jensen	35	Vice President, Controller and Chief Accounting Officer
Nicholas M. Grindstaff	43	Treasurer
Benadetto G. Bosco	48	Senior Vice President — Business Development and Outsourcing
James F. O’Neil III	47	Senior Vice President — Operations Integration and Audit
Darren B. Miller	46	Vice President — Information Technology and Administration

For a description of the business background of Messrs. Colson and Wilson, see “Election of Directors” above.
     James H. Haddox has served as our Chief Financial Officer since November 1997 and served as our Secretary from December 1997 until March 1999 and as our Treasurer from December 1997 until September 1999. Mr. Haddox is a Certified Public Accountant.
     Kenneth W. Trawick has served as our President of the Telecommunications and Cable Television Division since June 2004 and served as President of Trawick Construction Company, Inc. (Trawick Construction), a telecommunications specialty contractor and now a subsidiary of Quanta, from April 2003 until May 2004, and as a Vice President of Quanta from June 2001 until March 2003. Mr. Trawick joined Trawick Construction in 1974 and served as its Executive Vice President from January 2000 until May 2001.
     Tana L. Pool has served as our Vice President and General Counsel since January 2006. Ms. Pool served as Senior Counsel with the law firm of Akin Gump Strauss Hauer & Feld LLP from August 2004 until December 2005 and as Counsel with the law firm of King & Spalding LLP from May 2001 until July 2004. Ms. Pool holds a J.D. degree and is a Certified Public Accountant.
     Derrick A. Jensen has served as our Vice President and Controller since December 1997 and as our Chief Accounting Officer since March 1999.
     Nicholas M. Grindstaff has served as our Treasurer since October 1999 and served as our Assistant Treasurer from March 1999 until September 1999. Mr. Grindstaff holds a Master of Science in Accounting degree.
     Benadetto G. Bosco has served as our Senior Vice President of Business Development and Outsourcing since May 2004 and served as our Senior Vice President of Outsourcing from April 2003 until April 2004 and as our Vice President of Outsourcing from July 2002 until April 2003. From 1997 until joining Quanta, he served as Vice President of Network/National Sales for Exelon Infrastructure Services, Inc., a provider of transmission and distribution infrastructure services to electrical, gas, telecommunications and cable industries. Mr. Bosco holds an M.B.A. degree.
     James F. O’Neil III has served as our Senior Vice President of Operations Integration and Audit since December 2002 and served as our Vice President of Operations Integration from August 1999 until December 2002.
     Darren B. Miller has served as our Vice President of Information Technology and Administration since October 2003. From 1996 until May 2003, Mr. Miller held various positions with Encompass Services Corporation, a provider of facilities systems and services to the construction, healthcare, commercial realty and technology industries, most recently serving as Senior Vice President and Chief Financial Officer. Encompass Services Corporation filed for Chapter 11 bankruptcy in November 2002.

EXECUTIVE COMPENSATION AND OTHER MATTERS
Summary Compensation Table
     The following table sets forth the compensation paid or accrued by Quanta in each of the last three fiscal years to our Chief Executive Officer and our four other highest-paid executive officers in 2005 (the Named Executive Officers):

				Long-Term Compensation
		Annual Compensation		Awards
					Securities
				Restricted	Underlying
				Stock	Options/	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Award(s)($)(1)	SARs (#)(2)	Compensation ($)(3)
John R. Colson	2005	630,000	757,890	300,000	—	9,450
Chief Executive Officer	2004	612,500	0	250,002	—	9,225
	2003	538,750	0	667,045	—	9,000

James H. Haddox	2005	339,900	408,900	150,000		9,450
Chief Financial Officer	2004	322,500	0	150,003	—	9,225
	2003	293,125	0	486,241	—	9,000

John R. Wilson	2005	339,900	408,900	100,000	—	9,450
President — Electric Power and	2004	322,500	0	99,999	—	9,225
Gas Division	2003	300,000	0	392,814	—	9,000

Kenneth W. Trawick	2005	330,000	396,990	100,000	—	9,450
President — Telecommunications	2004	244,208	0	341,627	—	9,225
and Cable Television Division	2003	122,657	182,384	2,634	—	4,221

Derrick A. Jensen	2005	225,720	271,541	90,003	—	9,032
Vice President, Controller and	2004	204,250	45,000	59,998	—	8,407
Chief Accounting Officer	2003	183,750	0	158,034	—	7,798

(1)	Represents the market value of awards of restricted stock on the date of award. Unless otherwise noted, the shares of restricted stock vest over three years in three equal annual installments commencing on the applicable date for the quarter in which the award is made, assuming the executive officer continues to meet the requirements for vesting. Dividends are paid on restricted stock as and when dividends are paid on Common Stock. During 2003, Messrs. Colson, Haddox, Wilson, Trawick and Jensen received 226,117, 111,607, 69,598, 893 and 53,571 shares, respectively, of restricted stock pursuant to the exchange offer, described in footnote (2) and “2001 Stock Incentive Plan” below. In addition, during 2003, Mr. Wilson was awarded 50,000 shares of restricted stock, and Mr. Haddox received 50,000 shares of restricted stock, which fully vested on February 28, 2004, in exchange for the relinquishment of certain rights under his original employment agreement. During 2004, Messrs. Colson, Haddox, Wilson, Trawick and Jensen were awarded 33,693, 20,216, 13,477, 51,083 and 8,086 shares, respectively, of restricted stock. During 2005, Messrs. Colson, Haddox, Wilson, Trawick and Jensen were awarded 40,872, 20,436, 13,624, 13,624 and 12,262 shares, respectively, of restricted stock. As of December 31, 2005, Messrs. Colson, Haddox, Wilson, Trawick and Jensen held 138,706, 71,116, 62,475, 47,979 and 35,510 shares, respectively, of restricted stock with a market value of $1,826,758, $936,598, $822,796, $631,883 and $467,667, respectively.

(2)	On January 21, 2003, we offered eligible employees and consultants the opportunity to exchange certain eligible stock options for shares of restricted stock. On March 10, 2003, we accepted for exchange and cancelled eligible options tendered by employees and consultants, including the stock options granted to each of the Named Executive Officers during 2002, at an exchange ratio of one share of restricted stock for every 2.24 option shares tendered. For a further description of the exchange offer, see “2001 Stock Incentive Plan” below.

(3)	Represents our contribution to the individual’s 401(k) Plan.

2005 Stock Option Exercises and Year-End Option Values
     The following table sets forth for each of the Named Executive Officers information concerning the exercise of options during fiscal year 2005 and the number and value of securities underlying unexercised options held by the Named Executive Officer at December 31, 2005:

			Number of Securities Underlying		Value of Unexercised In-the-
	Shares		Unexercised		Money Options at
	Acquired on	Value	Options at December 31, 2005(#)(1)		December 31, 2005($)(2)
Name	Exercise (#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John R. Colson	—	—	—	—	—	—
James H. Haddox	—	—	93,750	—	672,188	—
John R. Wilson	—	—	—	—	—	—
Kenneth W. Trawick	—	—	—	—	—	—
Derrick A. Jensen	—	—	46,875	—	336,094	—

(1)	On January 21, 2003, we offered eligible employees and consultants the opportunity to exchange certain eligible stock options for shares of restricted stock. On March 10, 2003, we accepted for exchange and cancelled eligible options tendered by employees and consultants, including those tendered by the Named Executive Officers, at an exchange ratio of one share of restricted stock for every 2.24 option shares tendered. For a further description of the exchange offer, see “2001 Stock Incentive Plan” below.

(2)	The closing price of our Common Stock on December 30, 2005, the last NYSE trading day in 2005, was $13.17.
Employment Agreements
     The employment agreements currently in effect for the Named Executive Officers prohibit each of them from disclosing our confidential information and trade secrets and generally restrict these individuals from competing with us for a period of one year after the termination of the individual’s employment. Each of these agreements has an initial term of three years, provides for an automatic annual extension at the end of its initial term and is terminable by us for “good cause” (as defined in the employment agreements) and, except in the case of Mr. Jensen, by the employee for “good reason” (as defined in the employment agreements) upon ten days’ written notice and by either party without good cause upon thirty days’ written notice. The employment agreements with the Named Executive Officers generally provide that if the executive’s employment is terminated by us without good cause, the executive will be entitled to receive a lump-sum severance payment on the effective date of termination equal to the executive’s base salary at the rate then in effect for the greater of (i) the time period remaining under the initial term or then current renewal term of the agreement and (ii) one year. In addition, the employment agreements with the Named Executive Officers generally provide that in the event of termination without good cause, the non-competition provisions of the agreements will not apply for any time period that the employee is not receiving or has not received severance compensation.
     The employment agreements with the Named Executive Officers contain certain change in control provisions, one of which provides that in the event that an acquiring entity does not give us and the executive notice five business days prior to closing of the transaction resulting in the “change in control” (as defined in the employment agreements) of the acquiring entity’s willingness to assume the obligations under the executive’s employment agreement, the change in control will be deemed a termination of the employment agreement by us without good cause. In this instance, the provisions that restrict competition with us will not apply, and the executive will be entitled to receive a lump-sum severance payment on the effective date of termination equal to, in the case of Messrs. Colson, Haddox, Wilson and Trawick, three times the sum of the executive’s annual base salary at the rate then in effect and the greater of (i) the highest annual bonus paid to the executive under our annual incentive plan for the past three fiscal years and (ii) the executive’s annual bonus paid or payable under our annual incentive plan for the most recently completed or current fiscal year, or, in the case of Mr. Jensen, three times his base salary at the rate then in effect for the greater of (i) the time period remaining under the initial term or then current renewal term of his agreement and (ii) one year.
     The employment agreements also provide that if within one year following a change in control, the executive’s employment is terminated by us without good cause or the executive, in the case of Messrs. Colson, Haddox, Wilson and Trawick, terminates his agreement for good reason or, in the case of Mr. Jensen, is offered a “lesser position,” defined generally as a new position or change in current position which offers a lower level of compensation, materially reduces his level of responsibility or requires relocation of his principal residence, the provisions that restrict competition with us will not apply, and the executive will be entitled to receive the applicable lump-sum severance payment described in the preceding paragraph. In addition, the employment agreement with Mr. Haddox provides that he may elect to terminate his agreement pursuant to the occurrence of a change in control by providing written notice at least five business days prior to closing of the transaction giving rise to the change in control. In this instance, the provisions that restrict competition with us will not apply, and Mr. Haddox will be entitled to receive the applicable lump-sum severance payment described in the preceding paragraph.
     On March 13, 2002, we also entered into change of control employment agreements with the Named Executive Officers and certain other key corporate and operating unit employees, a number of whom had pre-existing employment contracts. The change of control employment agreements will become effective upon a “change of control” (as defined in the change of control employment agreements) of Quanta. The change of control employment agreements provide that, following a change of control, if we terminate the executive’s employment other than for “cause” (as defined in the change of control employment agreements), the executive terminates his employment for “good reason” (as defined in the change of control employment agreements) or the executive’s employment terminates due to death or disability, we will pay certain amounts to the executive that vary with the level of the executive’s responsibility and the terms of the executive’s prior employment arrangements.
     The change of control employment agreements provide for payment of an amount equal to all salary, bonus and other compensation due the executive at termination, plus, in the case of Mr. Trawick and certain other employees, two or, in the case of Messrs. Colson, Haddox, Wilson and Jensen and certain other employees, three times the sum of the executive’s annual base salary and “highest annual bonus” (as defined in the change of control employment agreements). Additionally, all stock options, restricted stock or other awards made under our stock incentive plans will become fully vested, and the executive’s outstanding stock options will remain exercisable as if the executive remained employed by us for, in the case of Mr. Trawick and certain other employees, two or, in the case of Messrs. Colson, Haddox, Wilson and Jensen and certain other employees, three years following the executive’s termination. The change of control employment agreements also provide that we will continue the executive’s health and welfare benefits for, in the case of Mr. Trawick and certain other employees, two or, in the case of Messrs. Colson, Haddox, Wilson and Jensen and certain other employees, three years after the executive’s termination. The executive also will be considered to have remained employed for purposes of determining eligibility for retiree medical benefits until the expiration of, in the case of Mr. Trawick and certain other employees, two or, in the case of Messrs. Colson, Haddox, Wilson and Jensen and certain other employees, three years following the executive’s termination. We will also provide the executive with outplacement services as selected by the executive.
     The change of control employment agreements also provide that we will make a gross up payment to the executive if payments under the change of control employment agreement (or otherwise) would be deemed “excess parachute payments” under Internal Revenue Code Section 280G of the Internal Revenue Code of 1986,as amended (the Code) and subject to the excise tax imposed by Section 4999 of the Code in an amount equal to the excise tax imposed upon the payments.
     All of the change of control employment agreements provide that we will make the payments described above if, within three years following a change of control, the executive terminates his employment for good reason, the executive is terminated other than for cause or the executive’s employment terminates due to death or disability. The change of control employment agreements with Messrs. Haddox, Wilson and Jensen also provide that we will make the payments described above if the executive terminates his employment for any reason during a 30-day period beginning six months after the date of the change of control. Mr. Colson previously voluntarily relinquished his right to receive the payment described above upon a voluntary termination during such 30-day period. To conform Mr. Haddox’s change of control employment agreement to his existing employment arrangements, Mr. Haddox’s change of control employment agreement also provides that we will make these payments if he terminates his employment for any reason during the five-day period immediately before the date of the change of control.
     To preserve for us the benefit of non-competition agreements and other restrictive covenants of Mr. Wilson and certain other employees that were entered into in connection with the acquisition of those executives’ businesses, their change of control employment agreements provide that those covenants will not cease upon the voluntary termination of the executive’s employment during the 30-day period described above. In the case of Messrs. Haddox and Jensen and certain other employees, their change of control employment agreements provide that if, within three years following a change of control, the executive terminates his employment for good reason, the executive is terminated other than for cause or the executive’s employment terminates due to death or disability, the covenant of non-competition, and any other restrictive covenants applicable to the executive under any employment or other agreement between us and the executive, will cease to apply effective as of the termination of the executive’s employment.
     The change of control employment agreements provide that, on each anniversary of the execution date thereof, they shall be renewed for an additional three-year term unless we provide notice to the employee within 60 days prior to the anniversary date that the term of the change of control employment agreement will not be so extended. On December 9, 2004, we delivered notice of termination of the change of control employment agreements to the Named Executive Officers and each other key corporate and operating unit employee party thereto. Accordingly, as a result of the termination notices, all of the change of control employment agreements will terminate on March 13, 2007.
2001 Stock Incentive Plan
     In December 1997, the Board adopted, and our stockholders approved, the 1997 Stock Option Plan to provide directors, key employees, officers and certain advisors with additional incentives by increasing their proprietary interest in Quanta. The 1997 Stock Option Plan was amended from time to time and, in May 2001, was amended and renamed the 2001 Stock Incentive Plan (the 2001 Plan). The 2001 Plan has been amended from time to time and, most recently, was amended and restated on March 13, 2003, which amendment and restatement, in addition to incorporating all prior amendments, removed the formula stock option grant to non-employee directors and provided the Chief Executive Officer limited authority to make restricted stock awards. The aggregate number of shares of our Common Stock with respect to which options or restricted stock may be awarded may not exceed the greater of 3,571,275 shares or 12% of the outstanding shares of our Common Stock and Limited Vote Common Stock. We have filed Registration Statements on Form S-8 with respect to 13,410,943 shares of Common Stock issuable pursuant to the 2001 Plan.
     The 2001 Plan provides for the award of incentive stock options (ISOs) as defined in Section 422 of the Code, non-qualified stock options and restricted stock (collectively, the Awards). The amount of ISOs that may be awarded under the 2001 Plan is limited to 3,571,275 shares. The 2001 Plan is administered by the Compensation Committee of the Board. The Compensation Committee has, subject to applicable regulations and the terms of the 2001 Plan described below, the sole authority to grant Awards under the 2001 Plan, to construe and interpret the 2001 Plan and to make all other determinations and take any and all actions necessary or advisable for the administration of the 2001 Plan. Pursuant to the terms of the 2001 Plan, our Chief Executive Officer has the authority to award to individuals who are not officers (i) non-qualified stock options, provided that the aggregate number of shares of Common Stock issuable upon the exercise of the options awarded in any one calendar quarter does not exceed 100,000 shares of Common Stock and provided further, that the aggregate number of shares of Common Stock issuable upon the exercise of the options awarded to any individual in any one calendar quarter does not exceed 20,000 shares of Common Stock and (ii) shares of restricted stock, provided that the aggregate value of the awards of restricted stock granted in any one calendar quarter does not exceed $250,000 determined based on the fair market value of our Common Stock at the time of the grants and provided further, that the aggregate value of the awards of restricted stock granted to any individual in any one calendar quarter does not exceed $25,000 determined based on the fair market value of our Common Stock at the time of the grants.
     All of our employees (including our officers), non-employee directors and certain consultants and advisors are eligible to receive Awards under the 2001 Plan, but only our employees are eligible to receive ISOs. Awards in the form of stock options are exercisable during the period specified in each Award agreement and generally become exercisable in installments pursuant to a vesting schedule designated by the Compensation Committee. No option will remain exercisable later than ten years after the date of award (or five years in the case of ISOs awarded to employees owning more than 10% of our voting capital stock). The exercise price for ISOs awarded under the 2001 Plan may be no less than the fair market value of a share of Common Stock on the date of award (or 110% in the case of ISOs awarded to employees owning more than 10% of our voting capital stock). Awards in the form of restricted stock are subject to forfeiture and other restrictions until they vest. These Awards vest pursuant to a vesting schedule generally designated by the Compensation Committee and as specified in each Award agreement. Most restricted stock awards vest at the rate of 33.33% per year, assuming the grantee continues to meet the applicable vesting requirements. Unless specifically provided otherwise in the Award agreement, Awards become immediately vested and exercisable in the event of a “change in control” (as defined in the 2001 Plan) of Quanta.
     On January 21, 2003, we offered eligible employees and consultants the opportunity to exchange outstanding stock options with an exercise price of $10.00 or more for shares of restricted stock at an exchange ratio of one share of restricted stock for every 2.24 option shares tendered. As restricted stock, the shares are subject to forfeiture and other restrictions until they vest. Regardless of the vesting schedule of the eligible options offered for exchange, the restricted stock issued in the offer vests over three years in three equal annual installments on February 28 of each year, beginning February 28, 2004, assuming the employee or consultant continues to meet the requirements for vesting. On March 10, 2003, we accepted for exchange and cancelled eligible options to purchase an aggregate of 6,769,483 shares of its Common Stock, representing approximately 93% of the 7,289,750 options that were eligible to be tendered in the offer as of the offer expiration date. Pursuant to the terms of the exchange offer, we issued 3,022,112 shares of restricted stock in exchange for the tendered eligible options.
     The above description of the exchange offer is not complete, but is qualified by reference to the Schedule TO, as amended, that was publicly filed with the SEC on January 21, 2003.
Equity Compensation Plan Information
     The following table sets forth information as of December 31, 2005, with respect to our 2001 Stock Incentive Plan, which has been approved by our stockholders.

Number of securities remaining
	Number of securities to be	Weighted-average exercise	available for future issuance
	issued	price	under equity compensation
	upon exercise of outstanding	of outstanding options,	plans (excluding securities
Plan category	options, warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	919,375	$11.29	6,638,988 (1)

Equity compensation plans not approved by security holders	—	—	—

Total	919,375	$11.29	6,638,988

(1)	Represents the shares of Common Stock issuable as of December 31, 2005, under our 2001 Stock Incentive Plan. The 2001 Stock Incentive Plan provides that the aggregate amount of Common Stock with respect to which stock options or restricted stock may be awarded may not exceed 12% of our outstanding Common Stock and Limited Vote Common Stock. Shares of Common Stock authorized and reserved for issuance under our 1999 Employee Stock Purchase Plan (ESPP) are not included because the ESPP was terminated as of November 30, 2005.
Compensation Committee Interlocks and Insider Participation
     In 2005, James R. Ball, Bernard Fried, H. Jarrell Gibbs, Louis C. Golm and Bruce Ranck served as members of the Compensation Committee. None of these persons served as an employee or officer of Quanta or any of its subsidiaries during 2005 or was formerly an officer of Quanta or any of its subsidiaries.

PERFORMANCE GRAPH
     The following graph compares, for the period from December 31, 2000 to December 31, 2005, the cumulative stockholder return on our Common Stock with the cumulative total return on the Standard & Poor’s 500 Index (the S&P 500 Index), the Russell 2000 Index, a peer group index previously selected by our management that includes six public companies within our industry (the Previous Peer Group) and a new peer group selected by our management that includes six public companies within our industry (the New Peer Group). The comparison assumes that $100 was invested on December 31, 2000 in our Common Stock, the S&P 500 Index, the Russell 2000 Index, the Previous Peer Group and the New Peer Group, and further assumes all dividends were reinvested. The stock price performance reflected on the following graph is not necessarily indicative of future stock price performance.
     Due to our desire to regularly modify our peer group, as necessary, to ensure that it is comprised of companies whose business is substantially similar to ours, we added one company to our peer group, which completed its initial public offering in July 2005. The Previous Peer Group is composed of Dycom Industries, Inc., MasTec, Inc., Chicago Bridge & Iron Company N.V., Shaw Group, Inc., InfraSource Services, Inc. and Integrated Electrical Services, Inc. The New Peer Group is composed of Dycom Industries, Inc., MasTec, Inc., Chicago Bridge & Iron Company N.V., Shaw Group, Inc., InfraSource Services, Inc. and Pike Electric Corporation. The New Peer Group does not include Integrated Electrical Services, Inc. because it is no longer listed on the New York Stock Exchange. The companies in the New Peer Group were selected because they comprise a broad group of publicly held corporations, each of which has some operations similar to ours. When taken as a whole, the New Peer Group more closely resembles our total business than any individual company in the group or than the Previous Peer Group.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG QUANTA SERVICES, INC., THE S & P 500 INDEX,
THE RUSSELL 2000 INDEX, THE PREVIOUS PEER GROUP AND THE NEW PEER GROUP

	Quanta	S&P		Previous	New
Measurement Period	Services, Inc.	500 Index	Russell 2000 Index	Peer Group	Peer Group
December 31, 2000	$100.00	$100.00	$100.00	$100.00	$100.00
December 31, 2001	47.94	88.12	102.49	50.56	48.65
December 31, 2002	10.87	68.64	81.49	39.70	38.32
December 31, 2003	22.68	88.33	120.00	73.29	69.22
December 31, 2004	24.85	97.94	142.00	81.41	80.62
December 31, 2005	40.92	102.75	148.46	91.10	92.77

CERTAIN TRANSACTIONS
Transactions Involving Certain Officers, Directors and Stockholders
     Potelco, Inc., a Quanta subsidiary, leases its main office from the father of Gary A. Tucci and leases another office from Gary A. Tucci, who is Chief Executive Officer of Potelco, Inc. and a director of Quanta. Currently, both leases are oral and on a month-to-month basis. The main office lease is for an approximately 15,000 square foot building with an approximately 8,000 square foot warehouse on approximately 5 acres, at a rental rate of $4,000 per month. The other lease is for an approximately 1,400 square foot office with an approximately 2,400 square foot maintenance facility on approximately 2 acres, at a rental rate of $2,800 per month. We believe that the rental rates of these leases do not exceed fair market value.
     Trawick Construction Company, Inc., a Quanta subsidiary, leases its main office from Trawick Holdings, LLC, which is 10% owned by Kenneth W. Trawick, President of the Telecommunications and Cable Television Division of Quanta. The lease is for two properties, which include an approximately 10,000 square foot building, an approximately 6,000 square foot warehouse and an approximately 14,000 square foot shop, totaling approximately 12 acres, at a rental rate of $6,130 per month. We believe that the rental rate of this lease does not exceed fair market value.
     We have entered into an indemnity agreement with each of our directors and executive officers. The indemnity agreements generally provide that we will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee that is, or is threatened to be made, a party to any civil, criminal or administrative proceeding against all expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any such proceeding. The indemnity agreements provide the indemnitee with indemnification rights in connection with third-party proceedings and proceedings brought by or in the right of Quanta. In addition, the indemnity agreements provide for the advancement of expenses incurred by the indemnitee in connection with any covered proceeding to the fullest extent permitted by applicable law. The indemnity agreements also provide that if the indemnification rights provided for therein are unavailable for any reason, we will pay, in the first instance, the entire amount incurred by the indemnitee in connection with any covered proceeding and waive and relinquish any right of contribution we may have against the indemnitee. Upon any “potential change in control” (as defined in the agreement) of Quanta, the indemnitee has the right to cause us to create a trust and to fund the trust with an amount sufficient to satisfy any indemnifiable expenses expected to be incurred by the indemnitee. The indemnity agreements will continue as long as the director or executive officer is subject to any potential proceeding in his or her capacity as such, regardless of when the individual’s service to us ends.
     In February 2000, we submitted a written notice to Gary A. Tucci seeking indemnification from him for certain accounts receivable losses sustained by us in connection with our acquisition of Potelco, Inc. The total amount outstanding as a result of this indemnification claim is $144,104.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file various reports with the SEC concerning their holdings of, and transactions in, our securities. Copies of these filings must be furnished to us.
     Based only on our review of the copies of those forms furnished to us and written certifications from our directors and executive officers, we believe that, during 2005, all of our directors and executive officers were in compliance with the applicable filing requirements, except that Messrs. Ranck and Tucci each inadvertently omitted certain information regarding one transaction required to be reported on a Form 4, Statement of Changes in Beneficial Ownership, and subsequently each filed such information on a Form 4 late.

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION
     The Compensation Committee, which is composed of three independent directors, designs and administers compensation programs covering executive officers and key management employees, including each of the Named Executive Officers. Our goal in designing compensation programs is to enable Quanta to attract, motivate and retain management personnel necessary for Quanta’s success. In furtherance of this goal, we work to design a compensation program (1) that is competitive with programs offered by companies with which Quanta competes for management personnel and (2) that rewards management for its contributions to Quanta’s short-term and long-term performance and for building stockholder value. As a part of the compensation program, we establish performance goals for Quanta’s executive officers and key management employees and evaluate their performance with reference to those goals. The key components of our current compensation program are base salary and annual cash and equity incentives.
Base Salary
     Base salaries for executive officers, including the Chief Executive Officer, are determined annually by the Committee, taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position, the contribution, experience and level of responsibility of the officer and the officer’s length of service.
Annual Incentive Plan
     Our annual incentive plan is designed to provide both Quanta’s executive officers and other key corporate management employees and Quanta’s operating unit executives with additional performance incentives in the form of an annual incentive, payable in cash in recognition of meeting certain financial and operational goals. For 2005, pursuant to the annual incentive plan, each operating unit executive’s annual incentive was determined using a formula based on achievement of an operating income goal. Corporate executive incentives for 2005 under the annual incentive plan also were determined based on meeting or exceeding an operating income goal. Pursuant to the above formulas and particularly in light of Quanta’s 2005 financial performance, most executive officers, key corporate management employees and operating unit executives were awarded cash incentives under the annual incentive plan for 2005.
Supplemental Incentive Plan
     Our supplemental incentive plan provides an additional incentive to both Quanta’s executive officers and other key corporate management employees and Quanta’s operating unit executives based upon performance against selected goals. This award can be paid in cash or restricted stock, or a combination thereof at the discretion of the Compensation Committee. For operating unit executives during 2005, 50% of this incentive, payable in restricted stock, was based on achieving a return on assets target, and the remaining 50%, payable in cash, was based on achieving certain safety objectives. For executive officers and key corporate management personnel during 2005, 50% of the supplemental incentive was based on achieving a return on equity target, and the remaining 50% was discretionary after taking into consideration the achievement of certain stated objectives. All of these awards were payable in restricted stock. Any award paid in restricted stock was valued at 125% of the cash value of the award. Under the supplemental incentive plan, all executive officers and most key corporate management employees and operating unit executives participating in the plan were awarded incentives under the supplemental incentive plan for 2005.
Discretionary Incentive Plan
     Under our discretionary incentive plan, we reward exceptional performance by Quanta’s operating unit executives, executive officers and key management personnel. This incentive pool is awarded at the discretion of Quanta’s Chief Executive Officer, with our approval, and is payable in cash, restricted stock, or a combination thereof. With our approval, Quanta’s Chief Executive Officer awarded several operating unit executives shares of restricted stock for 2005.
The Use of Equity Incentives
     Consistent with our goal of retaining management personnel necessary for Quanta’s success over the long-term, Quanta traditionally provided stock option awards as additional compensation to its key executives. During 2003, we began using restricted stock rather than stock options for Quanta’s various incentive programs. The last option grant to an employee was made in November 2002. We continued the use of restricted stock during 2005. Most of the restricted stock awards vest at the rate of 33.33% per year commencing on the applicable date for the quarter in which the award is made. In addition to restricted stock awards made under the supplemental and discretionary incentive plans described above, during 2005 we made grants of restricted stock to newly hired executive officers as part of each executive’s base compensation package. We also approved awards of restricted stock to be allocated to certain corporate and operating unit employees who are not eligible to participate in Quanta’s annual and supplemental incentive plans, which awards were based upon performance and retention criteria.
Stock Ownership Guidelines
     The Board expects all directors and executive officers to display confidence in Quanta by ownership, after five years of service, of a significant amount of stock. The Governance and Nominating Committee has established guidelines for the amount of Quanta stock, as a multiple of the director’s annual cash retainer and executive’s base salary, that should be held by such individuals. These stock ownership guidelines are set forth in Quanta’s Corporate Governance Guidelines.
Compensation of Chief Executive Officer
     In March 2005, Mr. Colson received $300,000 worth of restricted stock based upon his performance against specified strategic goals for 2004.
     In March 2006, we evaluated Mr. Colson’s compensation in light of Quanta’s overall 2005 performance and approved an increase in Mr. Colson’s annual base salary to $655,200. Pursuant to the terms of Quanta’s annual and supplemental incentive plans, we considered Quanta’s performance against operating income goals, return on equity targets and Mr. Colson’s achievement of specified strategic goals for 2005, including (i) improvement of Quanta’s overall safety performance, (ii) compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 relating to Quanta’s internal control over financial reporting and (iii) improvement of Quanta’s consolidated net operating income margin. Based on an evaluation of the achievement of these financial and strategic goals, in March 2006, we awarded him a cash incentive in the amount of $757,890 under the annual incentive plan and $1,656,750 worth of restricted stock under the supplemental incentive plan.
     This report is furnished by the Compensation Committee of the Board of Directors.

Louis C. Golm, Chairman
James R. Ball
Bruce Ranck

REPORT FROM THE AUDIT COMMITTEE
     The Audit Committee is composed of three independent directors and operates under a formal written charter adopted by the Board of Directors.
     As members of the Audit Committee, our primary purpose is to assist the Board of Directors’ oversight of (1) the quality and integrity of Quanta’s financial statements, (2) the independent registered public accounting firm’s qualifications, independence and performance, (3) the performance of Quanta’s internal audit function, and (4) Quanta’s compliance with applicable legal and regulatory requirements. The Audit Committee is solely responsible for the appointment and compensation of Quanta’s independent registered public accounting firm. Management is responsible for Quanta’s financial reporting processes, including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. Quanta’s independent registered public accounting firm is responsible for expressing an opinion as to whether the consolidated financial statements are free of material misstatements based on their audit. Our responsibility is to monitor and review these processes. In carrying out our role, we rely on Quanta’s management and independent registered public accounting firm.
     We have reviewed and discussed Quanta’s audited consolidated financial statements with management. Management has confirmed to us that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States.
     In addition, we have discussed with PricewaterhouseCoopers LLP, Quanta’s independent registered public accounting firm, the matters required to be discussed by SAS No. 61 (Communication with Audit Committees), including the quality of the accounting principles as applied to financial reporting.
     We have received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the independent registered public accounting firm’s independence from Quanta and its related entities), and we have discussed with PricewaterhouseCoopers LLP their independence from Quanta.
     Based on our review and discussions referred to above, we recommended to Quanta’s Board of Directors that Quanta’s audited consolidated financial statements be included in Quanta’s Annual Report on Form 10-K as of and for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

James R. Ball, Chairman
Bernard Fried
Worthing F. Jackman

Audit Fees
     The Audit Committee of the Board has adopted a policy requiring pre-approval by the Audit Committee of all audit and permissible non-audit services to be provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. On an annual basis, the Audit Committee reviews and, as it deems appropriate, pre-approves the particular services to be provided by our independent registered public accounting firm and establishes specific budgets for each service. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee must be informed promptly of the provision by our independent registered public accounting firm of each service that is pre-approved by the Audit Committee. In addition, the Audit Committee may periodically revise the list of pre-approved services and related fee levels, based on subsequent determinations. Any services expected to exceed pre-approved fee levels require the specific pre-approval of the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members.
     The following table details the aggregate fees billed by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for fiscal years 2004 and 2005:

	2004	2005
Audit Fees (1)	$2,107,589	$1,592,203
Audit-Related Fees (2)	30,266	39,241
Tax Fees (3)	3,250	—
All Other Fees	—	—

Total	$2,141,105	$1,631,444

(1)	Represents fees for professional services rendered for the audit of our annual consolidated financial statements and review of consolidated financial statements included in our Forms 10-Q, state licensing pre-qualification filings and the statutory audit of one of our subsidiaries for each of fiscal years 2004 and 2005 and (i) for fiscal year 2004, includes fees for work relating to the attestation of Quanta management’s report on the effectiveness of internal control over financial reporting and work performed in connection with a secondary offering of our Common Stock and (ii) for fiscal year 2005, includes fees for work relating to the attestation of Quanta management’s report on the effectiveness of internal control over financial reporting.

(2)	Represents fees for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, and for fiscal years 2004 and 2005, includes fees for consultations as to the accounting treatment of specific transactions based on current and proposed accounting standards.

(3)	Represents fees for professional services rendered for tax compliance, tax advice and tax planning, and for fiscal year 2004, includes fees solely for tax consulting services in connection with the filing of a Form 5500 by one of our subsidiaries.
     The Audit Committee has reviewed the services performed by PricewaterhouseCoopers LLP and the related fees and has considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

PROPOSAL NO. 2:
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
     The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our financial statements and our internal control over financial reporting and to attest to our management’s report on internal control over financial reporting for the fiscal year ending December 31, 2006. PricewaterhouseCoopers LLP has served as our independent public accounting firm since June 2002. We are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Quanta and its stockholders.
     Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting with the opportunity to make a statement, if they choose, and to respond to appropriate questions.
We recommend a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

ADDITIONAL INFORMATION
     Stockholder Proposals and Nomination of Directors for the 2007 Annual Meeting. Stockholders who desire to submit a proposal for inclusion in the proxy materials for our 2007 annual meeting of stockholders or recommend persons who they believe should be nominated for election to our Board may do so by complying with the procedures described in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by Quanta’s Corporate Secretary at our principal executive offices no later than December 21, 2006. Stockholder proposals should be addressed to Corporate Secretary, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056.
     Under our bylaws, with respect to any stockholder proposal or director nomination that is not submitted for inclusion in next year’s proxy statement but instead is proposed to be presented directly at our 2007 annual meeting, a stockholder’s notice must be received by our Corporate Secretary at the address of our principal executive offices set forth above not earlier than January 26, 2007 and not later than February 23, 2007 (unless the 2007 annual meeting date is before April 26 or after August 4, in which case we must receive such notice not earlier than 120 days before such annual meeting date and not later than the later of 90 days before such annual meeting date and 10 days after we first publicly announce the date of such annual meeting). However, if the number of directors to be elected at the 2007 annual meeting of stockholders is increased and we do not publicly announce the nominee(s) for the new directorship(s) by February 15, 2007, a stockholder’s notice solely with respect to nominee(s) for the additional directorship(s) must be received by our Corporate Secretary not later than 10 days after we first publicly announce the increase in the number of directors. Any such stockholder proposal and director nomination must comply in all respects with the specific requirements included in our bylaws. Quanta’s bylaws are available on Quanta’s website at www.quantaservices.com under the heading “Corporate Governance.” If a stockholder’s notice regarding a stockholder proposal or director nomination is received after the applicable deadline, our proxy materials for the 2007 annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy statement for our 2007 annual meeting of stockholders.
     Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by Quanta. The cost of soliciting proxies in the enclosed form, which may include the cost of preparing, printing and mailing the proxy materials, will be borne by Quanta. Our officers, directors and other employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile, postings on our website or other electronic means. We will also request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our Common Stock and obtain their voting instructions. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to the beneficial owners of our Common Stock.
     Other Matters. As of the date of this Proxy Statement, the Board does not know of any other matter that will be brought before the annual meeting. However, if any other matter properly comes before the annual meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters as recommended by the Board or, if no recommendation is given, in accordance with their best judgment and discretion.
     In some instances, only one proxy statement and annual report is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of those stockholders. A stockholder who wishes to receive a separate copy of the proxy statement or annual report now or in the future, or stockholders sharing an address who are receiving multiple copies of the proxy statement or annual report and wish to receive a single copy of these documents, should submit a written request to Investor Relations, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056 or call 713-629-7600.

By Order of the Board of Directors

/s/ Vincent A. Mercaldi

Vincent A. Mercaldi
Corporate Secretary

Houston, Texas
April 20, 2006

Appendix A
Quanta Services, Inc.
Director Independence Standards
     The Board believes that the interests of the stockholders are best served by having a mix of independent and non-independent directors, with a majority of directors who meet Quanta’s standards for independence. To be considered independent, the Board must affirmatively determine that a director has no material relationship with Quanta. The following guidelines shall be followed by the Board in determining director independence:
(a)	A director will not be independent if:
(i)	the director, or an immediate family member of the director, is or has been within the last three years employed by Quanta;

(ii)	the director, or an immediate family member of the director, has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Quanta, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service);

(iii)	(A) the director, or an immediate family member of the director, is a current partner of a firm that is Quanta’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Quanta’s audit within that time;

(iv)	the director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of Quanta’s present executive officers at the same time serve or served on that company’s compensation committee;

(v)	the director is a current director, executive officer or employee, or an immediate family member of the director is a current executive officer, of a company that does business with Quanta and the annual sales to, or purchases from, Quanta in any of the last three fiscal years exceed the greater of $1 million or 2% of the other company’s or Quanta’s consolidated gross revenues;

(vi)	the director is a current director or executive officer of another company that is indebted to Quanta, or to which Quanta is indebted, and the total amount of either company’s indebtedness to the other is more than 2% of the total consolidated assets of the other company; or

(vii)	the director serves as an officer, director or trustee of a charitable organization, and Quanta’s discretionary charitable contributions to the organization are more than 2% of that organization’s total annual charitable receipts.
(b)	For relationships not covered by the guidelines in subsection (a) above, the determination of whether the relationship is material or not, and therefore whether the director would be considered independent under the NYSE rules, shall be made by Quanta’s independent directors. In accordance with the NYSE rules, provided the above categorical standards are disclosed and directors meet such standards and otherwise are determined to be independent, Quanta may make in its annual proxy statement or annual report on Form 10-K a general statement that the independent directors meet the standards of the Board, without detailing particular aspects of the immaterial relationships between individual directors and Quanta. In the event a director with a material relationship that does not fit within the disclosed standards, or a director who does not meet such standards is nonetheless determined to be independent, the Board shall disclose or specifically explain the basis for its determination in accordance with the NYSE rules.
     The Board recognizes that members of the Audit Committee may be subject to more stringent standards of “independence” pursuant to applicable rules and regulations. Any such more stringent standards will be reflected in the Audit Committee Charter.

QUANTA SERVICES, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints James H. Haddox and Tana L. Pool, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of Common Stock in Quanta Services, Inc., a Delaware corporation (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 24, 2006, and at any adjournment or postponement thereof, (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 20, 2006 and (2) in their discretion upon such other matters as may properly come before the meeting.
ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2.
(Continued on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
QUANTA SERVICES, INC.
May 24, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
¯ Please Detach and Mail in the Envelope Provided ¯

the board of directors recommends a vote “for” the nominees listed in proposal no. 1 and “for” proposal no. 2.
please sign, date and return promptly in the enclosed envelope. please mark your vote in blue or black ink as shown here:  ☒

proposal no. 1: Election of Directors					proposal no. 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm
nominees
☐	for all nominees	¡	James R. Ball		☐ FOR
		¡	John R. Colson
		¡	Ralph R. DiSibio

☐	withhold authority	¡	Bernard Fried
	for all nominees	¡	Louis C. Golm		☐ AGAINST
		¡	Worthing F. Jackman

☐	for all except	¡	Bruce Ranck
	(See instructions below)	¡	Gary A. Tucci		☐ ABSTAIN
		¡	John R. Wilson
		¡	Pat Wood, III		In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.
Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

please date, sign and return this proxy card
promptly. thank you!
To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder:                                           Date:                      Signature of Stockholder:                                           Date:
Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in corporate name by duly authorized officer, giving full title as such and indicating full corporate name. If the signer is a partnership, please sign in partnership name by duly authorized person, giving full title as such and indicating full partnership name.

QUANTA SERVICES, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints James H. Haddox and Tana L. Pool, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of Limited Vote Common Stock in Quanta Services, Inc., a Delaware corporation (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 24, 2006, and at any adjournment or postponement thereof, (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Proxy Statement of the Company dated April 20, 2006 and (2) in their discretion upon such other matters as may properly come before the meeting.
ALL SHARES OF LIMITED VOTE COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEE LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2.
LIMITED VOTE COMMON STOCK
PROPOSAL NO. 1:      ELECTION OF DIRECTORS
The Board of Directors recommends a vote FOR the nominee.
Nominee: Vincent D. Foster

FOR	WITHHOLD
☐	☐

PROPOSAL NO. 2:	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

FOR	AGAINST	ABSTAIN
☐	☐	☐
In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Date: , 2006

Signature

Signature

Title:

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in corporate name by duly authorized officer, giving full title as such and indicating full corporate name. If the signer is a partnership, please sign in partnership name by duly authorized person, giving full title as such and indicating full partnership name.